Exhibit 28(p)
CODE OF ETHICS
Pursuant to Section 17(j) of the
Investment Company Act of 1940
and Rule 204A-1 of the
Investment Advisers Act of 1940

Dividend and Income Fund

Foxby Corp.

Midas Series Trust

Midas Fund

Midas Magic (collectively, the "Funds" or the "Investment Company Complex")

Midas Management Corporation

Bexil Advisers LLC

Bexil Securities LLC

Midas Securities Group, Inc.

The object of this Code of Ethics (the "Code") is to provide rules designed to avoid conflicts of interest involving persons associated with the above companies. Conflicts of interest may arise when a person has obligations to more than one person or entity or has a personal interest in a situation which might permit him to show preference or advantage to one person or entity at the expense of another, or to himself at the expense of another.  In view of the fiduciary obligations of both the Funds' and their investment advisers' employees, officers and directors, it is important not only to avoid violations of law and regulatory rules, but also to avoid activities or practices  which have the appearance of or may give rise to a charge of a violation.

All employees are required to have a working familiarity with this Code. A violation of the Code may result in penalties including censure, suspension or dismissal.

If you have any questions about the applicability of the Code to any particular transaction or account, please contact the Chief Compliance Officer.

A.   Definitions.

(1)   "Security" shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended (the "1940 Act"), but shall not include a

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"Government security" (as defined in Section 2(a)(16) of the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open‑end investment companies that are not within the Investment Company Complex.  The 1940 Act definition of "security" is quite broad and includes any option, futures contract, warrant or right to purchase any security.

(2)   Persons subject to this Code ("Covered Persons" or individually "Covered Person") shall include:

(a)	all directors and officers of Bexil Advisers LLC, Midas Management Corporation, and the Funds;

(b)
any employee of Bexil Advisers LLC or Midas Management Corporation, or any of the Funds (or of a company in a control relationship with any of the foregoing) (i) who, in connection with his or her regular functions or duties, makes or participates in, or obtains information regarding the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund, or (ii) whose functions relate to the making of any recommendation with respect to the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund;

(c)
directors and officers of Midas Securities Group, Inc. and Bexil Securities LLC (i) who, in the ordinary course of business make, participate in, or obtain information regarding the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund, or (ii) whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund with respect to the purchase or sale of a Security (including the writing of an option to purchase or sell a Security); and

(d)
any natural person in a control relationship with respect to Bexil Advisers LLC, Midas Management Corporation or any of the Funds who obtains information concerning recommendations made to any Fund with respect to the purchase or sale of a Security (including the writing of an option to purchase or sell a Security).

(3)   "Control" shall have the same meaning as that set forth under Section 2(a)(9) of the 1940 Act.

(4)   "Beneficial Ownership" for purposes of this Code shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which the person has or acquires. Beneficial Ownership is broadly interpreted to include securities in which a Covered Person holds an ownership interest

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or the power to vote.  Examples include securities owned by a Covered Person's spouse or minor children, held in a trust in which a Covered Person is a trustee or beneficiary, owned by a partnership in which a Covered Person is a partner or by a corporation in which a Covered Person is an officer, director or major stockholder.

(5)   An "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

(6)   A "Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to section 4(a)(2) or section 4(a)(6) or pursuant to rule 504, rule 505, or rule 506 thereunder.

B.   Prohibited Activities.

(1)   No Covered Person shall, in connection with the purchase or sale (including the writing of an option to purchase or sell), directly or indirectly, of any Security by such person (or involving a Security in which such person has a direct or indirect Beneficial Ownership interest) which, within the most recent 15 days is or has been held by any Fund, or is being or has been considered by any Fund or its investment adviser for purchase by such Fund:

(a)	employ any device, scheme or artifice to defraud any Fund;

(b)
make to any Fund any untrue statement of a material fact or omit to state to any Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Fund; or

(d)	engage in any manipulative practice with respect to any Fund.

(2)   No Covered Person shall purchase or sell, directly or indirectly, any Security in the principal amount of more than 0.1% of the value of such Security's average daily trading volume (calculated as most recent sale price times 3 week average daily trading volume) if he knows at the time of such purchase or sale, that such Security (i) has been selected for purchase or sale by a Fund, (ii) is being purchased or sold by the Fund, or (iii) was purchased or sold by the Fund within the most recent seven days, in the principal amount of more than 0.1% of the value of such Security's average daily trading volume (calculated as most recent sale price times 3 week average daily trading volume).

(3)   No Covered Person shall cause or attempt to cause any Fund to purchase, sell

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or hold any Security in a manner calculated to create any personal benefit to the Covered Person.  A Covered Person who participates in any research or investment decision concerning a particular Security must disclose to those persons with authority to make investment decisions for the Fund (or to the Administrator of the Code (as defined herein) if the Covered Person is a person with authority to make investment decisions for the Fund), any personal or beneficial interest that the Covered Person has in that Security or any Related Security, or in the issuer thereof, where such decisions could create a material benefit to the Covered Person.  The person to whom the Covered Person properly reports such interest, in consultation with the Administrator, shall determine whether or not the Covered Person will be restricted in pursuing the research or recommendation.

(4)   All Covered Persons are expressly prohibited from taking personal advantage of any opportunity properly belonging to any Fund.

(5)   The following persons must obtain approval from the Administrator of this Code, on behalf of the Fund, Bexil Advisers LLC or Midas Management Corporation, as applicable, before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or Limited Offering:

(a)
Any employee of a Fund, Bexil Advisers LLC or Midas Management Corporation (or of any company in a control relationship with any of the foregoing) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and

(b)
Any natural person who controls a Fund, Bexil Advisers LLC or Midas Management Corporation and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of Securities.

C.   Confidentiality. Information about Securities transactions being undertaken or considered for recommendation for a Fund shall be treated as confidential and may not be communicated to other persons who are not involved in the decision-making process.

D.   Administrator. The Boards of Directors and/or Trustees (the each a "Board", and collectively, the "Boards") of the Funds shall from time to time appoint an administrator of this Code (the "Administrator") who shall receive and review the report hereinafter described and who shall:

(1)   Identify and inform each Covered Person of the existence of this Code, deliver a copy to such person, and inform such person of their reporting obligations hereunder; and

(2)   Maintain in an easily accessible place at the offices of the Funds a copy of this

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Code together with copies of all reports made pursuant hereto, a record of any violations hereof and of any action taken as a result of such violations during the prior five years, a list of all Covered Persons during the prior five years, and a record of any decision, and the reasons supporting the decision, to approve the acquisition by a Covered Person of any securities in an initial public offering or a limited offering during the past five years.

E.   Reporting.

(1)   Upon designation as a Covered Person, such person shall provide to the Administrator of the Code, on or before the tenth day after such person becomes a Covered Person, an initial holdings report with respect to any Security in which the Covered Person had any direct or indirect beneficial ownership when the person became a Covered Person. Any such report shall include the title and type of security, the exchange ticker symbol or CUSIP number (if applicable), the number of shares and principal amount of each Security, and the name of any broker, dealer, or bank with whom the Covered Person maintained an account as of the date the person became a Covered Person and the date that the report is submitted by the Covered Person.

(2)   All Covered Persons shall provide to the Administrator of the Code, on or before the tenth day after the end of each calendar quarter in which the transaction to which the report relates was effected: (1) with respect to any transactions in any Security in which such person has a direct or indirect Beneficial Ownership interest, the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved, the nature of the transaction (purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected, and the name of the broker, dealer or bank with or through whom the transaction was effected and the date the report is submitted by the Covered Person; and (2) with respect to any new account established by such person in which any Securities were held during the quarter for the direct or indirect benefit of such person, the name of the broker, dealer or bank with whom the Covered Person established the account, the date the account was established, and the date the report is submitted by the Covered Person. Any such report may contain a statement that the report shall not be construed as an admission by the person that the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(3)   All Covered Persons shall provide on an annual basis to the Administrator of the Code, with respect to any Security in which such person has a direct or indirect Beneficial Ownership interest, the title, number of shares and principal amount of each Security involved, the name of any broker, dealer, or bank with whom the Covered Person maintains an account in which any Securities are held for the direct or indirect benefit of the Covered Person and the date that the report is submitted by the Covered Person. Such information must be current as of a date no more than thirty days before the report is submitted.

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(4)   Notwithstanding the foregoing:

(a)	no Covered Person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; and

(b)
if such person is an "independent" director of any of the Funds, and would be required to make a report solely by reason of being a director, such person need not make an initial holdings report or an annual holdings report, and except where such director knew or, in the ordinary course of fulfilling his official duties as a director, should have known that during the fifteen days immediately preceding or after a transaction in a Security by the director, such Security is or was purchased or sold by such Fund or such purchase or sale by such Fund is or was considered by such Fund or its investment adviser, such director shall not be required to make the quarterly transaction report.

F.   Penalties. If the Administrator determines that a violation of this Code has occurred, he or she shall report the relevant facts and conclusions to the Board of any affected Fund(s), and to the Chief Executive Officer of each entity employing the person responsible for the violation.  The applicable Board and Chief Executive Officer shall each have the power to censure, suspend or dismiss such person or require that a trade be reversed.

G.   Amendments. Any material changes to this Code must be approved by the Board, including a majority of independent directors, of each Fund, no later than six months after adoption of such material change.  Before approving any such amendment to this Code, the Board of each Fund must receive a certification from the Funds, Bexil Advisers LLC, Midas Management Corporation, Bexil Securities LLC, or Midas Securities Group, Inc., that it has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

H.   Acknowledgment. The Administrator shall provide all Covered Persons with a copy of this Code and any amendments thereto. Covered Persons shall provide the Administrator with a written acknowledgment of their receipt of this Code or any amendments thereto.

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